Exhibit 99.1
1

Tom Mazza Senior Vice president Chief Financial officer 2

3 Medical Device Evolution

Financial impact on greatbatch Designed to raise growth and profitability profile Driving sales through OEM partners Improved gross and adjusted operating income margins Sale of distribution rights and/or license fees Evolving profitability in 2011 and growing in out-years Cardiovascular product contribution starts in 2011 Algostim commercialization starts in 2014 Continue funding medical device strategy from cash flows R&D maintained at 8.5% - 9.0% of revenues

Medical device strategy drives improved revenue growth (CHART)

(CHART) Device R&D and REVENUE Approx. $25mm Core Business R&D $4 $20 $13 $10 $35 $20 $25 $10 $20 $65 $10 R&D Investment in New Device Projects ($mm)

R&D and Adjusted operating income trends (CHART)

Free cash flow & debt reduction (CHART) (CHART)

GUIDANCE - FISCAL 2011 Total revenue: $540 mm - $560 mm CRM & Neuromodulation: Flat Vascular Access: 10% - 20% Orthopaedic: 2% - 10% Electrochem: 2% - 5% Adjusted operating margin: 12% -13%(1) Adjusted diluted EPS: $1.55 - $1.65(2) (1) Excludes $8 - $11 million of non-recurring, unusual or infrequently occurring items such as consolidation and integration charges, certain R&D expenditures, asset disposition and write-down charges. (2) Excludes after-tax impact of adjustments in (1), $8.5 million ($5.5 million, net) of non-cash convertible debt interest expense, and approximately $4.5 million ($2.9 million, net) investment gain. Assumes effective tax rate of approximately 35% and approximately 24 million average diluted shares outstanding.

LONG-TERM objectives Revenue growth: 2% core +5% over core growth from new products Higher gross margins R&D: 8.5% - 9.0% of revenues +50 to 100 bps/year of adjusted operating margin improvement Mid-teens adjusted operating income margin on trajectory towards 20%

Thomas Hook President & CEO 11

NEAR-TERM Incremental revenues from new Cardiovascular products Announcements about new Cardiovascular approvals and partnering agreements Conduct Algostim product evaluations & testing LONGER-TERM Achievement of major development & commercial milestones Announcements on additional innovations and Newco creation Maturation of strategic investments What to expect 12

Review of QiG milestones Review of QiG milestones 13

KEY TAKEAWAYS A natural evolution of our capabilities Founded on a disciplined, diversified portfolio approach Greatbatch has been executing on this strategy for three years Solidifies & deepens our partnerships with current customers Funded internally from strong cash flow generation Designed to raise the growth & profitability profile of the company 14

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